Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

3rd QUARTER EARNINGS

November 3, 2005

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $1.4 million for the quarter ended September 30, 2005, equivalent to the prior year’s quarter. First PacTrust Bancorp reported basic and diluted earnings per share of $0.33 and $0.32 for the quarter ended September 30, 2005 and $0.32 for both basic and diluted earnings per share for the quarter ended September 30, 2004. For the nine months ended September 30, 2005, First PacTrust Bancorp reported net income of $3.6 million compared to $4.0 million for the nine months ended September 30, 2004. First PacTrust Bancorp reported basic and diluted earnings per share of $0.86 and $0.84 for the nine months ended September 30, 2005 and basic and diluted earnings per share of $0.92 and $0.90 for the nine months ended September 30, 2004, respectively.

For the quarter ended September 30, 2005 total interest income increased approximately $1.2 million to $9.2 million from $8.0 million in the prior year’s third quarter, reflecting increased yields earned on increased average loan balances due to growth, increased investment income due to the growth in the investment portfolio as well as increased income due to growth in other interest earning assets. For the nine months ended September 30, 2005 total interest income increased $2.4 million to $26.0 million from $23.6 million in the same period of the prior year resulting from the same factors mentioned above. Total interest expense increased $1.5 million to $4.4 million for the quarter ended September 30, 2005 from $2.9 million for the third quarter of the prior year. The increase resulted primarily from increased cost of funds, increased deposit balances as well as increased advances and rates paid on Federal Home Loan Bank borrowings. For the nine month period ending September 30, 2005, total interest expense increased $3.5 million to $11.8 from $8.3 million for the nine month period ending September 30, 2004.

Net interest income before provision for loan losses decreased $395,000 to $4.7 million for the quarter ended September 30, 2005 compared to $5.1 million for the same period in the prior year. For the nine months ended September 30, 2005, net interest income before provision for loan losses decreased $1.1 million to $14.2 million from $15.3 million for the same period in 2004. The decrease in both periods was due to continued margin compression primarily resulting from the continued flattening of the yield curve.

During the third quarter of 2005, a $44,000 provision reduction was made to the allowance for loan losses compared to $194,000 provision for loan losses in the same period of the prior year. The decrease in the provision was primarily a result of slower loan growth for the three months ended September 30, 2005 compared to the same period of the prior year as well as changes in the economic factors affecting the loan loss calculation. The allowance for loan losses increased $231,000 during the nine months ended September 30, 2005 to $4.7 million from $4.4 million at December 31, 2004, due primarily to increased loan levels outstanding.

Noninterest income increased $115,000 to $552,000 for the three months ended September 30, 2005 from $437,000 for the same period of the prior year. For the nine months ended September 30, 2005, noninterest income increased $385,000 over the same period in the prior year. The increase for the third quarter and nine month period resulted primarily from income related to the purchase of a bank owned life insurance investment in January, 2005. Noninterest expense increased approximately $333,000 to $3.3 million for the third quarter of 2005 from $3.0 million over the prior year’s quarter. For the nine months ended September 30, 2005 noninterest expense increased $1.1 million over the same period in the prior year. Significant contributing factors for the increase during the third quarter as well as the nine month period included increased salary and compensation expense, increased occupancy expenses as well as a planned loss taken on a CRA Housing Investment during the third quarter.

Total assets increased by $60.5 million, or 9.0%, to $734.9 million at September 30, 2005 from $674.4 million at December 31, 2004. Significant contributing factors were growth in loans receivable of $40.4 million, the purchase of a $15.0 million bank-owned life insurance investment, and the purchase of government and agency securities in the amount of $4.3 million. The increase in loans resulted from a $22.1 million loan purchase made at the end of the second quarter as well as loan originations exceeding repayments.

Total deposits increased by $40.0 million to $493.6 million at September 30, 2005 from $453.6 million at December 31, 2004. The increase primarily reflected growth in money market accounts and certificates of deposit accounts due to competitive pricing and increased marketing efforts during the third quarter. The growth in certificates of deposit primarily reflected increased retail customer deposits as the Company’s institutional certificates of deposit decreased $10.7 million to $24.6 million at September 30, 2005 from $35.3 million at December 31, 2004.

Equity decreased $2.6 million to $76.8 million at September 30, 2005 from $79.4 million at December 31, 2004. The net decrease resulted primarily from the purchase of 227,400 shares of treasury stock for $5.9 million and the payment of dividends of $1.7 million. Equity was increased primarily by net income of $3.6 million, ESOP shares earned of $826,000 and stock awards earned of $542,000.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Forward Looking Statements

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$9,176	$8,028	$26,042	$23,598
Total interest expense	4,462	2,919	11,783	8,251

Net interest income	4,714	5,109	14,259	15,347
Provision for loan losses	(44)	194	208	450

Net interest income after provision for loan losses	4,758	4,915	14,051	14,897
Noninterest income	552	437	1,605	1,220
Noninterest expense	3,295	2,962	10,174	9,117

Income before taxes	2,015	2,390	5,482	7,000
Income tax provision	661	1,033	1,908	3,017

Net income	$1,354	$1,357	$3,574	$3,983

Earnings per share
Basic	$.33	$.32	$.86	$.92

Diluted	$.32	$.32	$.84	$.90

	September 30, 2005	December 31, 2004
	(In thousands)
Selected Financial Condition Data
Total assets	$734,948	$674,460
Cash and cash equivalents	12,459	12,315
Loans receivable, net	669,153	628,724
Securities available for sale	14,100	10,019
Deposits	493,638	453,581
Advances from Federal Home Loan Bank	159,000	135,500
Stockholders’ equity	76,815	79,391

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Selected Financial Ratios (1)
Return on average assets	.74%	.81%	.67%	.81%
Return on average equity	6.94	6.92	6.02	6.59
General and administrative expenses to average assets	1.80	1.77	1.91	1.86
Efficiency ratio (2)	62.57	56.05	64.13	56.90
Net interest margin	2.70	3.12	2.80	3.21

	As of September 30, 2005	As of September 30, 2004
Non-performing assets to total assets (3)	.27%	.01%
Book value per common share (4)	$19.01	$18.72

(1)	All applicable quarterly ratios reflect annualized figures.

(2)	Represents noninterest expense divided by net interest income plus noninterest income.

This was adversely impacted by a $99,000 loss on the CRA Housing Investment during the third quarter and a $297,000 loss during the nine months ended September 30, 2005.

(3)	Consists of assets 90 days past due.

(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.

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